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Exhibit 10.47

LICENSE AGREEMENT

        THIS LICENSE AGREEMENT (the "Agreement") is made and entered into as of September 29, 2004, (the "Effective Date") between Edwards Lifesciences AG, a company organized wider the laws of Switzerland, having a place of business at Chemin du Glapin, 1162 St. Prex, Switzerland ("Edwards"), and ev3 Inc. ("ev3"), a Delaware corporation having a place of business at 4600 Nathan Lane North, Plymouth, MN 55442-2920.

WITNESSETH:

        WHEREAS, on even date herewith, Edwards and ev3 and certain ev3 affiliates entered into an Asset Purchase Agreement (the "Purchase Agreement") pursuant to which Edwards purchased the Assigned Assets (as defined in the Purchase Agreement), including the Patents defined below; and

        WHEREAS, ev3 desires to obtain and Edwards desires to grant to ev3 an exclusive license to the Licensed IP in the Field as defined below; and,

        NOW THEREFORE, in consideration of the representations, warranties, covenants and agreements contained herein, and for other valuable consideration, the receipt and adequacy of which is hereby acknowledged, the parties mutually agree as follows:

I.    DEFINITIONS

        As used in this Agreement, the following terms shall have the meanings set forth below:

        A.    "Field" shall be defined as (1) hemodynamic monitoring, (2) remote medical device activation, (3) remote medical device adjustment, or combinations thereof in connection with procedures other than heart valve repair and replacement, remodeling and/or reshaping of a heart valve annulus, and cardiac remodeling and/or reshaping (including but not limited to left ventricular remodeling and/or reshaping).

        B.    "Fully Supported" shall be defined as the level of detail required to meet the standards of 35 U.S.C. Section 112.

        C.    "Licensed IP" shall be defined as all claims in the Patents that are Fully Supported by the specification, including any subject matter incorporated by reference, of any one of the Unpublished Applications, irrespective of whether such claims are also Fully Supported by the specification and may be entitled to an earlier priority of any of the other Patents.

        D.    "Patents" shall be defined as the patents and patent applications listed on Schedule A, and all patent applications claiming priority to any of the foregoing, including all divisionals.

continuations, continuations-in-part thereof, and all Letters Patent of the United States which may be granted thereon, and all reissues and reexaminations thereof, and any foreign patent issuing on any such patent or application.

        E.    "Unpublished Applications" shall be defined as U.S. Application Serial No. 10/895,269 entitled Remotely Activated Mitral Annuloplasty System and Methods; U.S. Application Serial No. 10/806,906 entitled Percutaneous Mitral Annuloplasty With Cardiac Rhythm Management; U.S. Application Serial No. 10/818,186 entitled Remotely Adjustable Coronary Sinus Implant, and all patent applications claiming priority to any of the foregoing, including all divisionals, continuations thereof, and all Letters Patent of the United States which may be granted thereon, and all reissues and reexaminations thereof, and any foreign patent issuing on any such patent or application.

II.    GRANT OF RIGHTS

        Edwards grants to ev3, and ev3 hereby accepts, a worldwide, exclusive, irrevocable, transferable, royalty-free license, including the right to sublicense, to make, have made, use, import, offer for sale and sell all products and methods for testing, making, processing or using products under the Licensed IP in the Field.

III.    PATENT PROSECUTION AND ENFORCEMENT OF RIGHTS

        A.    Edwards shall diligently file, prosecute and maintain the Unpublished Applications in (1) the United States and (2) in Canada and Europe, including at least France, Germany, Italy, Spain, the Netherlands, Ireland and the United Kingdom to the extent rights in those foreign countries remain available after the Effective Date for the Unpublished Applications. Edwards agrees to use its commercially reasonable efforts to pursue the broadest claims reasonably possible in the Unpublished Applications in view of the known prior art; provided, however, that, subject to Section III.C. below, Edwards may delay pursuing such claims in a pending Unpublished Application so long as a continuing application or a related application is pending that maintains the earliest priority of the entirety of the subject matter disclosed in such pending Unpublished Application.

        B.    Except as provided herein, Edwards shall guide, direct and bear all costs and expenses, including attorneys' fees, associated with the prosecution, maintenance, reissue and/or re-examination of the Unpublished Applications; provided, however, that Edwards agrees to provide promptly copies of all documents related to said prosecution, maintenance, reissue and/or re-examination of the Unpublished Applications to ev3 (or ev3's patent counsel).

        C.    ev3 shall have the right to propose at any time additional claim strategies for Licensed IP in the Field to Edwards for existing or future patent applications of the Unpublished Applications.    Edwards shall have thirty (30) days to inform ev3 in writing of its decision whether or not to adopt any such strategy. Should Edwards decide to adopt such strategy, Edwards shall have an additional sixty (60) days to implement any such strategy, at Edwards' own expense. Should Edwards decide not to adopt such strategy, fail to respond to ev3's proposal within thirty (30) days, or wish to delay beyond the additional sixty (60) days to implement such strategy, ev3 shall have the right to file a continuing application claiming priority to a an Unpublished Application to pursue such claim strategy. For any such application filed by ev3, ev3 shall guide, direct and bear all costs and expenses, including attorneys' fees, associated with the prosecution, maintenance, reissue and/or re-examination of such application; provided, however, that ev3 agrees to provide promptly copies of all documents related to said prosecution, maintenance, reissue and/or re-examination to Edwards (or Edwards' patent counsel).

        D.    In the event that Edwards elects to abandon a Patent containing Licensed IP in the Field or elects not to maintain rights in a Patent containing Licensed IP in the Field in the United States, Canada or Europe (including at least France, Germany, Italy, Spain, the Netherlands, Ireland and the United Kingdom), Edwards shall provide written notice to ev3 no later than thirty (30) days prior to the due date for filing an appropriate document to maintain rights in such Patent containing Licensed IP in the Field. Thereafter, ev3 shall have the right to guide, direct and bear all costs and expenses, including attorneys' fees, associated with the prosecution, maintenance, reissue and/or re-examination of such Patent containing Licensed IP in the Field; provided, however, that ev3 agrees to provide promptly copies of all documents related to said prosecution, maintenance, reissue and/or re-examination to Edwards (or Edwards' patent counsel).

        E.    In the event that Edwards elects not to file a continuing application prior to the issuance of an Unpublished Application to maintain the priority of such Unpublished Application, and provided that no other application in the Patents is pending that maintains the earliest priority of the entirety of the subject matter disclosed in such Unpublished Applications, Edwards shall provide written notice to ev3 no later than thirty (30) days prior to the issuance of such Unpublished Application. Thereafter, ev3 shall have the right to guide, direct and bear all costs and expenses, including attorneys' fees, associated with the prosecution, maintenance, reissue and/or re-examination of such continuing application; provided, however, that ev3 agrees to provide promptly copies of all documents related to said prosecution, maintenance, reissue and/or re-examination to Edwards (or Edwards' patent counsel).

        F.     Edwards, in its sole discretion, shall have the right but not the obligation to enforce, protect, or defend the Licensed IP outside the Field at its own expense, including without limitation, initiating any legal proceedings against any infringer, and Edwards shall be entitled to retain for its sole benefit any damages, recovery or settlement arising therefrom.

        G.    In the event either party becomes aware of a suspected infringement of any Licensed IP in the Field, such party shall notify the other party promptly. Edwards, in its sole discretion, shall have the first right but not the obligation to enforce, protect, or defend the Licensed IP in the Field at its own expense, including without limitation, initiating any legal proceedings against any infringer, inside the Field, and Edwards shall be entitled to retain for its sole benefit any damages, recovery or settlement arising therefrom. ev3 agrees to cooperate with and assist Edwards, at Edwards' expense, in enforcing, protecting, and defending the Licensed IP in the Field, including being joined as a necessary or desirable party to any legal proceedings.

        H.    If Edwards elects not to initiate or prosecute any action or proceeding under Section III.G. and so notifies ev3, then ev3 may bring such action or proceeding at its own expense, and ev3 shall be entitled to retain for its sole benefit any damages, recovery or settlement arising therefrom. Edwards agrees to cooperate with and assist ev3, at ev3's expense, in enforcing, protecting, and defending the Licensed IP in the Field, including being joined as a necessary or desirable party to any legal proceedings.

        I.     In no event will either party settle any dispute with a third party over the Licensed IP in a manner that detrimentally affects the validity of the Licensed IP without the written consent of the other party, which consent shall not be unreasonably withheld or delayed.

IV.    TERM

        Unless sooner terminated in accordance with the terms of this Agreement, the term of this Agreement shall continue until the expiration of the last expiring Patent containing Licensed IP in the Field.

V.    GENERAL PROVISIONS

        A.    Notices:    All notices, requests, demands and other communications required or permitted hereunder shall be made in writing and shall be deemed to have been duly given and effective: (a) on the date of delivery, if delivered personally; (b) on the earlier of the fourth (4th) day after mailing or the date of the return receipt acknowledgment, if mailed, postage prepaid, by certified mail or registered mail, return receipt requested; (c) on the date of transmission, if sent by facsimile (provided such facsimile is received during normal business hours); or (d) on the date of delivery if sent by a recognized overnight courier:

  If to ev3, to:

      ev3 Inc.
      4600 Nathan Lane North
      Plymouth, MN 55442-2920
      (763) 398-7200 (fax)
      Attention: W. Glenn Edwards, Esq.

  With a copy to:

      Knobbe Martens Olson & Bear LLP
      2040 Main Street
      Fourteenth Floor
      Irvine, CA 92614
      (949) 760-9502 (fax)
      Attention: Sabing Lee, Esq.

or to such other person or address as ev3 shall furnish to the other parties hereto in writing in accordance with this subsection.

  If to Edwards, to:

      Edwards Lifesciences AG
      c/o Edwards Lifesciences Corporation
      One Edwards Way
      Irvine, CA 92614
      (949) 250-6850 (Fax)
      Attention: General Counsel

        B.    The parties hereby agree that no agency, joint venture, or partnership is created by this Agreement.

        C.    This Agreement shall be governed and construed in accordance with the laws of the State of Delaware, and the parties agree that it is executed and delivered in that State. In the event any legal action becomes necessary to enforce or interpret the terms of this Agreement, the parties agree that such action shall be brought in the United States District Court for the District of Delaware, or in the Delaware State Court, and the parties hereby submit to the exclusive jurisdiction of said Courts. In the event any legal action becomes necessary to enforce or interpret the terms of this Agreement, the prevailing party shall be entitled, in addition to its court costs or arbitration fees, to such reasonable attorneys' fees, expert witness fees, and other litigation expenses as shall be fixed by a court of competent jurisdiction.

        D.    If any provision of this Agreement should be held to be void or unenforceable, in whole or in part, the court or tribunal so holding shall reform the provision to make it enforceable while maintaining the spirit and goal of the provision, and if the court or tribunal finds it cannot so reform that provision, such provision or part thereof shall be treated as severable, leaving valid the remainder of this Agreement.

        E.    Any notice, request, demand, statement or other writing required or permitted by this Agreement shall be deemed sufficiently given to or made upon the parties hereto when personally received, delivered by first class certified or registered mail, postage prepaid, or delivered by overnight express courier to the addresses set forth on the first page of this Agreement or such other address of which the parties receive written notice.

        F.     No failure or delay on the part of either party hereto in insisting upon or enforcing or resorting to any of its powers, rights, remedies, or options hereunder, and no partial or single exercise thereof, shall constitute a waiver of any such powers, rights, remedies or options, unless such waiver be in writing, signed by the party to be charged.

        G.    This Agreement, the Purchase Agreement and any and all other agreements contemplated by the Purchase Agreement constitute the entire understanding and agreement of the parties with respect to the subject matter hereof, and there are no representations, warranties, promises, or undertakings related to the subject matter hereof other than those contained herein and therein. As to the subject matter hereof, this Agreement, the Purchase Agreement and any and all other agreements contemplated by the Purchase Agreement supersede and cancel all previous agreements between the parties hereto. No course of conduct or dealing between the parties shall act as a modification or waiver of any provision of this Agreement, and no waiver or modification of any of the terms or provisions of this Agreement shall be valid, unless contained in a single written document signed by both parties.

        H.    Each party shall perform any further acts and sign and deliver any further documents that are reasonably necessary to effectuate the provisions or the spirit of this Agreement.

        IN WITNESS WHEREOF, each of the parties has caused this License Agreement to be executed in the manner appropriate to each, as of the date first above written.

EDWARDS LIFESCIENCES AG		ev3 INC.
By:	/s/ TODD GEORGE Todd George	By:	/s/ JAMES M. CORBETT James M. Corbett
Title:	Vice President	Title:	President & CEO

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  Exhibit 10.47
LICENSE AGREEMENT
WITNESSETH